                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )


Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14-6(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14-11 or 240.14-12


                          AMERUS LIFE HOLDINGS, INC.
                          ---------------------------
                (Name of Registrant as Specified In Its Charter)

                                   ----------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14-6(1)
     and 0-11
     (1)     Title of each class of securities to which transaction applies:



     (2)     Aggregate number of securities to which transaction applies:




     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):




     (4)     Proposed maximum aggregate value of transaction:




     (5)    Total fee paid:



[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)     Amount Previously Paid:




     (2)     Form, Schedule or Registration Statement No.:




     (3)     Filing Party:




     (4)     Date Filed:

AMERUS LIFE
HOLDINGS, INC.
699 Walnut Street
Des Moines, IA 50309-3948
                                                          ROGER K. BROOKS
                                                          Chairman, President &
                                                          Chief Executive
Officer
                           AMERUS LIFE HOLDINGS LOGO

                                 March 31, 1999

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of AmerUs Life Holdings, Inc. to be held on Friday, May 14, 1999, at 9:00 a.m., Des Moines local time, at the AmerUs Conference Center, Hub Tower, 3rd Floor, 699 Walnut Street, Des Moines, Iowa.

     This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the shareholders. The meeting will also feature a report on the operations of your Company, followed by a question and discussion period.

     We hope that you will be able to attend the meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card promptly to ensure that your shares will be represented. If you do attend the meeting and wish to vote your shares personally, you may revoke your proxy at any time before it is exercised.

     Thank you for your ongoing support and continued interest in AmerUs Life Holdings, Inc.

                                          Very truly yours,
                                          /s/Roger K. Brooks
                                          -----------------------
                                          Roger K. Brooks
                                          Chairman, President and
                                          Chief Executive Officer

                          [AMERUS LIFE HOLDINGS LOGO]

                               699 WALNUT STREET
                          DES MOINES, IOWA 50309-3948

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 14, 1999

                         ------------------------------

To the Shareholders:

     The annual meeting of shareholders of AMERUS LIFE HOLDINGS, INC. will be held on Friday, May 14, 1999, at 9:00 a.m., Des Moines local time, at the AmerUs Conference Center, Hub Tower, 3rd Floor, 699 Walnut Street, Des Moines, Iowa, for the following purposes:

     1. to elect four (4) directors to serve for a three year term;

     2. to ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for the 1999 fiscal year; and

     3. to transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

     The board of directors has fixed the close of business on March 15, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Accordingly, only shareholders of record on that date are entitled to vote at the annual meeting or any adjournments thereof.

     All shareholders are invited to attend the meeting in person. However, to assure your representation at the meeting, please complete, sign, date and return the enclosed proxy card promptly in the postage prepaid enclosed envelope. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors
                                          /s/ James A. Smallenberger
                                          -----------------------------------
                                          James A. Smallenberger
                                          Senior Vice President and Secretary
March 31, 1999

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED PRE-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                          [AMERUS LIFE HOLDINGS LOGO]

                               699 WALNUT STREET
                          DES MOINES, IOWA 50309-3948
                         ------------------------------

                            PROXY STATEMENT FOR 1999
                         ------------------------------

     This Proxy Statement is furnished to shareholders by the Board of Directors of AmerUs Life Holdings, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders of the Company to be held at the AmerUs Conference Center, Hub Tower, 3rd Floor, 699 Walnut Street, Des Moines, Iowa, on Friday, May 14, 1999, at 9:00 a.m., Des Moines local time, and at any adjournments thereof.

     This Proxy Statement, Notice of Annual Meeting and the accompanying proxy card are being first mailed to shareholders on or about March 31, 1999. The Company's 1998 Annual Report is being mailed to shareholders concurrently with this Proxy Statement.

GENERAL INFORMATION

     The Board of Directors has fixed March 15, 1999 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On the Record Date, 25,434,573 shares of Class A Common Stock and five million shares of Class B Common Stock ("Common Stock") were outstanding and entitled to vote at the meeting. Each share of Common Stock entitles the holder thereof to one vote on each matter to be voted on at the Annual Meeting. There were no shares of voting preferred stock outstanding as of the Record Date.

     Any shareholder giving a proxy has the power to revoke it at any time before it is voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking it, or (ii) a duly executed proxy bearing a later date. In addition, a shareholder who is present at the Annual Meeting may revoke the shareholder's proxy and vote in person if the shareholder so desires.

     Proxies furnished by shareholders pursuant hereto will be voted in accordance with the directions on such proxies. If no choice is specified, the proxy will be voted (i) "FOR" the election of the nominees listed under "Election of Directors"; (ii) "FOR" ratification of the appointment of KPMG Peat Marwick LLP as independent auditors; and (iii) at the discretion of the proxy holders with regard to such other business as may come before the meeting and all matters incident to the conduct of the meeting. If for any reason, one or more of the nominees should be unable or refuse to serve as a Director (an event which is not anticipated), the persons named in the enclosed proxy will vote for substitute nominees of the Board of Directors unless otherwise instructed. The Board of Directors knows of no matter to come before the meeting other than those set forth in the Proxy Statement. If any further business is presented at the meeting, the persons named in the proxy will act on behalf of the shareholders according to their best judgment.

     The presence at the meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. The affirmative vote of the holders of at least a majority of such quorum will be required with respect to the election of directors and the election of KPMG Peat Marwick LLP as the Company's independent auditors.

     Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as the inspectors of election for the meeting. The inspectors of election will treat shares represented by proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or brokers non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in any calculation of "votes cast". However, abstentions and "broker non-votes" will have the effect of a negative vote if an item requires the approval of a majority of a quorum or of a specified proportion of all issued and outstanding shares.

     Proxies are being solicited by the Board of Directors of the Company. The cost of preparing, printing and mailing this Proxy Statement, the accompanying notice and the enclosed proxy card, and all other costs in connection with the solicitation of proxies, will be paid by the Company.

BENEFICIAL OWNERSHIP OF COMMON STOCK

PRINCIPAL HOLDERS

     The following table sets forth the beneficial ownership as of February 28, 1999 of the Company's Class A and Class B Common Stock of each person known by the Company to own beneficially more than 5% of each such class:

                                                                        NUMBER OF SHARES     PERCENT OF
                NAME AND ADDRESS                     CLASS OF STOCK    BENEFICIALLY OWNED      CLASS
                ----------------                     --------------    ------------------    ----------
AmerUs Group Co..................................    Class A Common        12,390,165          48.7%
  699 Walnut Street
  Des Moines, IA 50309
AmerUs Group Co..................................    Class B Common         5,000,000           100%
  699 Walnut Street
  Des Moines, IA 50309
American Mutual Holding Company..................    Class A Common        12,390,165(1)       48.7%
  699 Walnut Street
  Des Moines, IA 50309
American Mutual Holding Company..................    Class B Common         5,000,000(1)        100%
  699 Walnut Street
  Des Moines, IA 50309

---------------
(1) Indirect beneficial owner due to ownership of 100% of the capital stock of AmerUs Group Co.

DIRECTORS AND OFFICERS

     The following table sets forth the beneficial ownership of the Company's Class A Common Stock as of February 28, 1999 of each of the directors and director nominees, the executive officers named in the Summary Compensation Table on page 9, and all directors and executive officers as a group (which includes executive officers not named in the Summary Compensation Table). No director or executive officer beneficially owned 1% or more of the Company's Class A Common Stock as of such date. The percentage of Class A Common Stock owned by all directors and executive officers as a group as of February 28, 1999 was 3.19%. No shares of Class B Common Stock were owned by any director, director nominee or executive officer of the Company as of such date.

                                                                   AMOUNT
                                                                 AND NATURE
                                                                OF BENEFICIAL
                            NAME                                OWNERSHIP(1)
                            ----                                -------------
John R. Albers(2)(12).......................................        20,833
Roger K. Brooks(2)(3)(4)(5)(11)(14).........................       166,552
Malcolm Candlish(2)(12)(13).................................         6,908
Maureen M. Culhane(12)(13)..................................         3,193
Thomas F. Gaffney(2)(9)(12)(13).............................        14,556
Sam C. Kalainov(2)(3)(4)(6)(11).............................       204,653
Ralph W. Laster, Jr.(7).....................................         8,570
John W. Norris, Jr.(2)(12)(13)..............................         3,418
Jack C. Pester(2)(12)(13)...................................         3,290
John A. Wing(12)(13)........................................        11,697
Victor N. Daley(2)(3)(4)(11)................................        31,079
Thomas C. Godlasky(2)(3)(4)(10)(11).........................        55,389
Mark V. Heitz(8)(11)........................................       206,431
Gary R. McPhail(3)(11)......................................        47,149
Directors and executive officers as a group (16 persons)....       825,614

---------------
 (1) Unless otherwise indicated, each person has sole voting and dispositive power with respect to the shares shown. Some directors and executive officers share the voting and dispositive power over their shares with their spouses as community property, joint tenants or tenants in common.

 (2) Messrs. Albers, Brooks, Candlish, Gaffney, Kalainov, Norris and Pester are directors of AmerUs Group Co., which owns 12,390,165 shares of Class A Common Stock and 5,000,000 shares of Class B Common Stock, and of American Mutual Holding Company ("AMHC"), which beneficially owns such shares through its 100% ownership of the capital stock of AmerUs Group Co. In addition, Mr. Brooks is Chairman, President and Chief Executive Officer of AmerUs Group Co. and AMHC, Mr. Daley is Senior Vice President, Chief Administration and Human Resources Officer of AmerUs Group Co. and AMHC, Mr. Godlasky is Executive Vice President and Chief Investment Officer of AmerUs Group Co. and AMHC. All of the foregoing persons have disclaimed beneficial ownership of all shares of the Company's Common Stock which are beneficially owned by AmerUs Group Co. or AMHC.

 (3) Includes shares of restricted stock which have vesting and transfer restrictions for three (3) years from the date of grant.

 (4) Includes beneficial interest in shares of the Company's Class A Common Stock held pursuant to the Company's Savings & Retirement Plan (as defined on page 13). The attributed shares owned by the Company's Savings & Retirement Plan are voted by the trustees as directed by their respective participants.

 (5) Includes 6,000 shares owned by his spouse.

 (6) Includes 25,000 shares owned by his spouse.

 (7) Includes 7,156 shares owned by the Jerri S. Laster Trust, of which Mr. Laster is a co-trustee.

 (8) Includes beneficial interest in 8,303 shares held pursuant to AmVestors Financial Corporation Employee Stock Ownership Plan.

 (9) Includes 12,517 shares owned by his spouse through the Donna L. Gaffney Trust.

(10) Includes 7,400 shares and 650 shares of Class A Common Stock owned by his spouse and his daughter, respectively.

(11) Includes shares of Class A Common Stock that may be purchased upon the exercise of employee stock options exercisable on February 28, 1999 or within sixty (60) days thereafter: Mr. Kalainov, 165,000; Mr. Heitz, 130,702; Mr. Brooks, 55,000; Mr. McPhail, 23,333; Mr. Godlasky, 20,000; Mr.
     Daley, 13,333; and all directors and executive officers as a group, 310,702.

(12) Includes 833 shares of Class A Common Stock that were granted pursuant to the Company's Non-Employee Stock Option Plan and may be purchased upon the exercise of stock options exercisable on February 28, 1999 or within sixty
     (60) days thereafter.

(13) Includes shares of Class A Common Stock that were acquired through the Non-Employee Director Stock Plan which has vesting and transfer restrictions for two (2) years after the date of payment: Ms. Culhane, 1,860; Mr. Gaffney, 1,206; Mr. Norris, 1,106; Mr. Candlish, 1,075; Mr.
     Pester, 921; and Mr. Wing, 864.

(14) Includes 336 shares of Class A Common Stock that were acquired pursuant to the Company's Warrant Agreement and may be purchased upon the exercise of warrants exercisable on March 1, 1999 or sixty (60) days thereafter.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     The Company's Board of Directors is presently composed of ten members, divided into three classes. Each class serves for three years on a staggered-term basis.

     The terms of the following directors expire at the annual meeting to be held on May 14, 1999: Roger K. Brooks, Maureen M. Culhane, Jack C. Pester and John A. Wing. The Board of Directors nominees to positions on the Board expiring in May 2002 are Roger K. Brooks, Maureen M. Culhane, Jack C. Pester and John A. Wing.

     The following paragraphs set forth the principal occupation of, and certain other information relating to, each director, nominee for director and executive officer for the last five years. Directors who are nominees for election at the 1999 annual meeting are listed first. Ages shown for all directors are as of March 1, 1999.

     ROGER K. BROOKS -- NOMINEE -- DES MOINES, IOWA.
Chairman, President and Chief Executive Officer of the Company and Chairman of AmerUs Life Insurance Company ("AmerUs Life"), one of the Company's principal subsidiaries, since May 1997. Previous positions with AmerUs Life include Chief Executive Officer from December 1994 to May 1997, Chairman and Chief Executive Officer from August 1992 to December 1994 and President and Chief Executive Officer from February 1975 to August 1992. He is a director of AMAL Corporation ("AMAL"), a 34%-owned joint venture between Ameritas Life Insurance Corp. and AmerUs Life, American Mutual Holding Company ("AMHC"), AmerUs Group Co., AmerUs Life, AmVestors Financial Corporation ("AmVestors") and Delta Life Corporation ("Delta"). AmVestors and Delta are also principal subsidiaries of the Company. Mr. Brooks has been a director of the Company since its formation in August 1996 and of AmerUs Life since 1971. His current term expires May 14, 1999. He is 61 years of age.

     MAUREEN M. CULHANE -- NOMINEE -- CHICAGO, ILLINOIS.
Consultant, Goldman, Sachs & Co., an international investment banking firm, Chicago, Illinois since February 1999. Prior to that time, Ms. Culhane was Vice President of Finance and Treasurer of Sara Lee Corporation from January 1993 to September 1998. Ms. Culhane has been a director of the Company since February 1997 and is also a director of AmerUs Life. Her current term expires May 14, 1999. She is 50 years of age.

     JACK C. PESTER -- NOMINEE -- HOUSTON, TEXAS.
Senior Vice President of The Coastal Corporation, an energy holding company, Houston, Texas. He is a director of AMHC, AmerUs Group Co. and KFX, Inc. Mr. Pester has been a director of the Company since its formation in August 1996. He also was a director of American Mutual Life Insurance Company ("AML"), one of the predecessors of AmerUs Life, from May 1981 to December 1994 and of AmerUs Life from December 1994 to May 1997. His current term expires May 14, 1999. He is 63 years of age.

     JOHN A. WING -- NOMINEE -- CHICAGO, ILLINOIS.
Executive Director, Center for Law and Financial Markets, Illinois Institute of Technology, Chicago, Illinois since July 1998. From January 1997 to July 1998, Mr. Wing was Chairman and Chief Executive Officer of ABN AMRO Incorporated. Prior to that time, Mr. Wing was Chairman and Chief Executive Officer of The Chicago Corp. from January 1981 to January 1997. Mr. Wing is a director of AmerUs Life and the Futures Industry Association. Mr. Wing has been a director of the Company since its formation in August 1996 and of AmerUs Life since May 1991. His current term expires May 14, 1999. He is 63 years of age.

             THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR"
                       EACH OF THE NOMINEES LISTED ABOVE.

THE FOLLOWING DIRECTORS SERVE FOR TERMS THAT EXPIRE AFTER 1999:

     JOHN R. ALBERS -- DALLAS, TEXAS.
President and Chief Executive Officer of Fairfield Enterprises, Inc., a holding company for investments and real estate, Dallas, Texas since April 1995. From August 1988 to April 1995, Mr. Albers was Chairman, Chief Executive Officer and President of Dr. Pepper/Seven-Up Companies, Dallas, Texas. Mr. Albers is a director of AMAL, AMHC, and AmerUs Group Co. Mr. Albers has been a director of the Company since its formation in August 1996. From November 1983 to May 1997, he was a director of AmerUs Life. His current term expires May 11, 2001. He is 67 years of age.

     MALCOLM CANDLISH -- OSPREY, FLORIDA.
Consultant since May 1998. Prior to that time, Mr. Candlish was Chairman of First Alert, Inc., Chicago, Illinois from October 1992 until April 1998 and Chairman, President and Chief Executive Officer from May 1996 to October 1996 and Chairman and Chief Executive Officer from December 1992 to May 1996. From 1989 to 1992, Mr. Candlish was the Chairman and Chief Executive Officer of Sealy, Inc. He is a director of AMHC, AmerUs Group Co., and The Black & Decker Corporation. Mr. Candlish has been a director of the Company since its formation in August 1996. From February 1987 to May 1997, he was a director of AmerUs Life. His current term expires May 12, 2000. He is 63 years of age.

     THOMAS F. GAFFNEY -- TIERRA VERDE, FLORIDA.
Managing Director of Raymond James Capital, Inc., a merchant banking firm, since July 1997. From 1990 to 1997, Mr. Gaffney was a private investor. Mr. Gaffney is a director of AMHC and AmerUs Group Co. Mr. Gaffney has been a director of the Company since its formation in August 1996. From November 1983 to May 1997, Mr. Gaffney served as a director of AmerUs Life. His current term expires May 11, 2001. He is 53 years of age.

     SAM C. KALAINOV -- DES MOINES, IOWA.
Chairman Emeritus of AMHC and AmerUs Group Co. since May 1998. Prior to that time, Mr. Kalainov was Chairman of AMHC and AmerUs Group Co. from September 1996 until May 1998, Chairman of AmerUs Life from December 1994 until September 1996 and was Chairman and Chief Executive Officer of AML, from January 1983 to December 1994. He is a director of AMHC, AmerUs Group Co. and AmerUs Life. Mr. Kalainov has been a director of the Company since its formation in August 1996 and of AmerUs Life since December 1994. From June 1972 to June 1996, he was a director of AML. His current term expires May 12, 2000. He is 68 years of age.

     RALPH W. LASTER, JR. -- TOPEKA, KANSAS.
Private Investor since December 1997. Mr. Laster served as both Chief Executive Officer of AmVestors (which was acquired by the Company in December 1997) from January 1988 to December 1997 and as Chairman of the Board from May 1988 to December 1997. He also served as President and Chief Executive Officer of American Investors Life Insurance from April 1991 to December 1997, as Chief Executive Officer of Financial Benefit Life from April 1996 to December 1997, and as an executive officer of various other subsidiaries of AmVestors. Mr. Laster has been a director of the Company since February 1998. His current term expires May 12, 2000. He is 47 years of age.

     JOHN W. NORRIS, JR. -- DALLAS, TEXAS.
Chairman and Chief Executive Officer of Lennox International, Inc., a manufacturer of heating and air conditioning equipment, Dallas, Texas. He is a director of AMHC and AmerUs Group Co. Mr. Norris has been a director of the Company since its formation in August 1996. From November 1974 to May 1997, he was a director of AmerUs Life. His current term expires May 12, 2000. He is 63 years of age.

EXECUTIVE OFFICERS WHO ARE NOT ALSO DIRECTORS:

     VICTOR N. DALEY -- DES MOINES, IOWA.
Senior Vice President, Chief Administration and Human Resources Officer of the Company and AmerUs Life since February 1998. Previously, Mr. Daley was Senior Vice President and Chief Human Resources Officer of the Company from August 1996 to February 1998 and of AmerUs Life from September 1995 to February 1998. From April 1989 to September 1995, Mr. Daley was Senior Vice President and Chief Administrative Officer of Royal Insurance, Charlotte, North Carolina. He is 55 years of age.

     MICHAEL G. FRAIZER -- DES MOINES, IOWA.
Senior Vice President, Chief Financial Officer and Treasurer of the Company and AmerUs Life since January 1999. Previously, Mr. Fraizer was Senior Vice President and Controller/Treasurer of the Company from August 1996 to December 1998 and of AmerUs Life from January 1993 to December 1998. From April 1991 to January 1993, Mr. Fraizer was Senior Vice President and Chief Financial Officer of Iowa Realty Co., Inc. and from April 1977 to April 1991, he was a Partner with McGladrey & Pullen, Des Moines, Iowa. He is 49 years of age.

     THOMAS C. GODLASKY -- DES MOINES, IOWA.
Executive Vice President and Chief Investment Officer of the Company since August 1996 and of AmerUs Life since January 1995. From February 1988 to January 1995, he was Manager of the Fixed Income and Derivatives Department of Providian Corporation, Louisville, Kentucky. He is a director of AmerUs Life, AmVestors, Ameritas Variable Life Insurance Company, ("AVLIC"), Ameritas Investment Corp. ("AIC") and Delta. He is 43 years of age.

     MARCIA S. HANSON -- DES MOINES, IOWA
Executive Vice President-Corporate Development of the Company since November 1998 and of AmerUs Group Co. since May 1998 and Chairman and Chief Executive Officer of AmerUs Home Equity, Des Moines, Iowa since August 1, 1998. Ms. Hanson was President and Chief Executive Officer of AmerUs Bank FSB, Des Moines, Iowa from May 1995 to July 31, 1998. From February 1993 to May 1995, she was President and Chief Executive Officer of Firstar Bank, Des Moines, Iowa. She is 53 years of age.

     MARK V. HEITZ -- TOPEKA, KANSAS
President and Chief Executive Officer of AmVestors, American Investors Life Insurance Company and Financial Benefit Life Insurance Company, Topeka, Kansas since December 1997. Previously, Mr. Heitz served as the President, General Counsel and Director of AmVestors from December 1986 until December 1997. Mr. Heitz also served as President, General Counsel and Director of American Investors Life Insurance Company from October 1986 until December 1997. He is 46 years of age.

     GARY R. MCPHAIL -- DES MOINES, IOWA
President and Chief Executive Officer of AmerUs Life since May 1997 and Chairman, President and Chief Executive Officer of Delta since January 1999 and Chairman and Chief Executive Officer of Delta from October 1997 until January 1999. Mr. McPhail was Executive Vice President -- Marketing and Individual Operations of New York Life Insurance Company, New York, New York, from July 1995 to November 1996. From June 1990 to July 1995, he was President of Lincoln National Sales Corporation, Fort Wayne, Indiana. Mr. McPhail is a director of AMAL, AmerUs Life, AIC, AVLIC and Delta. He is 51 years of age.

                        BOARD STRUCTURE AND COMPENSATION

     The Board of Directors meets on a regularly scheduled basis. During 1998, the Board held four meetings and each director attended at least 75% of all Board meetings and applicable committee meetings.

     The Board of Directors has assigned certain responsibilities to committees. The Audit Committee recommends the appointment of the independent auditors, reviews the scope of the audits recommended by the independent auditors, reviews internal audit reports on various aspects of corporate operations and consults with the independent auditors on a periodic basis on matters relating to internal financial controls and procedures. Members of the Audit Committee, which met three times during 1998, are Thomas F. Gaffney (Chairman), Maureen M. Culhane, Jack C. Pester and John A. Wing. All members are non-employee directors.

     The Board Operations Committee reviews the organization and operation of the Board of Directors and recommends a slate of directors for election by shareholders at each annual meeting and/or proposes candidates to fill vacancies on the Board of Directors. Members of the Board Operations Committee, which met four times during 1998, are Malcolm Candlish (Chairman), John R. Albers and Jack
C. Pester. All members are non-employee directors.

     The Finance and Strategy Committee reviews the management of the Company's financial resources and the impact of such management on the Company's strategic business plans and objectives. Members of the Finance and Strategy Committee, which met three times in 1998 are John W. Norris, Jr. (Chairman), Malcolm Candlish and Thomas F. Gaffney. All members are non-employee directors.

     The Human Resources Committee reviews and recommends the compensation for executive officers, including base salary, incentive compensation and other benefits. The Human Resources Committee also administers the Company's stock option plans. The Human Resources Committee has general oversight with respect to the Company's compensation policy and employee benefit programs and management succession planning. Members of the Human Resources Committee, which met seven times in 1998, are John R. Albers (Chairman), Malcolm Candlish and John W. Norris, Jr. All members are non-employee directors.

     The Intercompany Transactions Committee reviews transactions between the Company and its affiliates. Members of the Intercompany Transactions Committee, which met three times in 1998, are Ralph W. Laster, Jr. (Chairman), Maureen M. Culhane and John A. Wing. All members are non-employee directors.

     The Investment Committee oversees investments and investment policy of the Company and its operating subsidiaries. Members of the Investment Committee, which met five times in 1998, are John A. Wing (Chairman), Maureen M. Culhane and Thomas F. Gaffney and Ralph W. Laster, Jr. All members are non-employee directors.

     The Executive Committee exercises the powers and authority of the Board of Directors between board meetings, except those powers, that, by law, cannot be delegated by the Board of Directors. Members of the Executive Committee, which met one time in 1998, are Roger K. Brooks (Chairman), Thomas F. Gaffney and John
W. Norris, Jr.

                    EXECUTIVE OFFICER/DIRECTOR COMPENSATION

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

     All compensation received, earned or accrued by such officers has been from either the Company, AmerUs Life or AmVestors.

     The following Summary Compensation Table sets forth certain information concerning compensation for services rendered in all capacities awarded or paid by the Company (including compensation paid by AmerUs Life and AmVestors) to its Chief Executive Officer and the other named executive officers (collectively, the "Named Executive Officers") during the years ended December 31, 1998, 1997, and 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                        ANNUAL COMPENSATION                  --------------------------------------
                          -----------------------------------------------    RESTRICTED    SECURITIES
                                                             OTHER ANNUAL      STOCK       UNDERLYING       LTIP        ALL OTHER
        NAME AND          FISCAL                 BONUS(A)    COMPENSATION     AWARD(S)      OPTIONS/     PAYOUTS(D)    COMPENSATION
   PRINCIPAL POSITION      YEAR     SALARY($)      ($)           ($)           ($)(B)      SARS(#)(C)       ($)           (E)($)
   ------------------     ------    ---------    --------    ------------    ----------    ----------    ----------    ------------
Roger K. Brooks.........   1998      500,000     100,000         --            67,125            --       352,000        181,773
  Chairman, President      1997      480,000     520,000         --                --       165,000       258,133        157,220
    and Chief Executive    1996      455,000     415,000         --                --            --       290,400        109,439
    Officer of the
    Company
Mark V. Heitz(F)........   1998      337,500     200,000         --                --        18,500            --         24,202
  President and Chief      1997           --          --         --                --        20,000            --             --
  Executive Officer of     1996           --          --         --                --            --            --             --
  AmVestors Financial
  Corporation, American
  Investors Life
  Insurance Company and
  Finance Benefit Life
  Insurance Company
Gary R. McPhail(G)......   1998      335,000     110,000         --            22,375            --        24,400         48,794
  President and Chief      1997      325,000     162,500         --                --        70,000        11,953        250,015(H)
  Executive Officer of     1996           --          --         --                --            --            --             --
  AmerUs Life and
  Chairman, President
  and Chief Executive
  Officer of Delta Life
  and Annuity
Thomas C. Godlasky......   1998      300,000      75,000         --            22,375            --       125,000         46,436
  Executive Vice President 1997      275,000     200,000         --                --        60,000        91,667         35,418
  and Chief Investment     1996      262,500     110,000         --                --            --       103,070         37,197
  Officer of the Company
Victor N. Daley.........   1998      200,000      75,000         --            11,188            --        37,500         35,313
  Senior Vice President,   1997      175,000     120,000         --                --        40,000        27,500         29,657
  Chief Administration     1996      155,000      70,000         --                --            --        30,910         25,425
  and Human Resources
  Officer of the Company

---------------
(A) Pursuant to the Management Incentive Plan ("MIP"), bonuses shown for 1996, 1997 and 1998 were paid in 1997, 1998 and 1999, respectively. In addition to bonuses paid under the Management Incentive Plan, Mr. Brooks received discretionary bonuses for 1996 of $200,000 and Mr. Brooks, Mr. Godlasky and Mr. Daley received discretionary bonuses for 1997 of $280,000, $90,000 and $50,000 respectively. In 1998, the MIP was amended to provide that employees participating in the MIP were eligible to defer a portion of their annual bonus to purchase stock units. On the third anniversary of the employee's deferral, the Company will match a specified percentage of the stock units purchased pursuant to the deferral program, provided the employee continues to be employed by the Company or one of its subsidiaries on that date. The Human Resources Committee of the Board of Directors determines on an annual basis the maximum amount of bonus that can be deferred and the percentage match of the Company. For the 1998 bonus paid in 1999, the following amounts were deferred: Mr. Brooks -- $50,000; Mr.
    Heitz -- $120,000; Mr. McPhail -$55,000; Mr. Godlasky -- $37,500; and Mr.
    Daley -- $18,750.

(B) Restricted Stock is valued without regard to restrictions on transfer. The valuation of these awards is based upon the fair market value stock price on the date of grant. The awards will not vest until the third anniversary of the date the award was granted. At December 31, 1998 (based upon a fair market value stock price of $22.375) the number and market value of shares of restricted stock held by each of the named executive officers were as follows: Mr. Brooks (3,000; $67,125), Mr. Heitz (0;$0), Mr. McPhail (1,000;
    $22,375), Mr. Godlasky (1,000; $22,375) and Mr. Daley (500; $11,188). The
    shareholder is entitled to receive cash dividends and has all other rights as a shareholder as to such shares prior to vesting. However, the entire award is forfeited if the shareholder's employment terminates prior to vesting.

(C) The options were granted with an exercise price equal to the fair market value of the underlying stock on the date of grant.

(D) Long term incentive compensation pursuant to the Performance Share Plan (the "LTIP"). LTIP payouts indicated were earned over periods ending December 31 for each of 1996, 1997 and 1998 and were payable in 1997, 1998 and 1999, respectively.

(E) Amounts shown as "Other Compensation" for 1996, 1997 and 1998 are comprised of the items set forth in the table below. Contributions recorded for Mr. Heitz under "Basic Contributions" represent monies funded to his account under the former AmVestors Employee Stock Ownership Plan and contributions recorded under "Benefit Supplement" represent monies funded to his account under the former AmVestors Money Purchase Pension Plan.

                                                                                               SUPPLEMENTAL EXECUTIVE
                                                QUALIFIED PLAN                                    RETIREMENT PLAN
                              --------------------------------------------------   ----------------------------------------------
                                  401(K)
                                 MATCHING            BASIC            BENEFIT       SERP MATCHING       BASIC          BENEFIT
                              CONTRIBUTION($)   CONTRIBUTIONS($)   SUPPLEMENT($)   CONTRIBUTION($)   CONTRIBUTION   SUPPLEMENT($)
                              ---------------   ----------------   -------------   ---------------   ------------   -------------
Roger K. Brooks......  1998        8,000              6,400            5,600            44,338          34,271         74,796
                       1997        8,000              6,400            6,100            35,805          29,237         63,810
                       1996        7,500              6,000           13,095            18,963          20,104         43,777
Mark V. Heitz........  1998           --             12,202           12,000                --              --             --
                       1997           --                 --               --                --              --             --
                       1996           --                 --               --                --              --             --
Gary R. McPhail......  1998        8,000              6,400               --            19,957          14,437             --
                       1997        8,000              6,400               --             7,453           3,162             --
                       1996           --                 --               --                --              --             --
Thomas G. Godlasky...  1998        8,000              6,400               --            18,599          13,437             --
                       1997        8,000              6,400               --            12,014           9,004             --
                       1996        7,500              6,000               --            10,995          12,702             --
Victor N. Daley......  1998        8,000              6,400            3,104             8,547           6,237          3,025
                       1997        8,000              6,400            3,104             7,296           3,271          1,586
                       1996        7,500              6,000            2,910             5,494           2,371          1,150

                       EXCESS BENEFIT
                            PLAN
                       --------------
                          INTERIM
                          BENEFIT
                       SUPPLEMENT($)
                       -------------
Roger K. Brooks......      8,368
                           7,868
                              --
Mark V. Heitz........         --
                              --
                              --
Gary R. McPhail......         --
                              --
                              --
Thomas G. Godlasky...         --
                              --
                              --
Victor N. Daley......
                              --
                              --

(F) Mr. Heitz became affiliated with the Company in December 1997 as a result of its acquisition of AmVestors.

(G) Mr. McPhail commenced employment with AmerUs Life in April 1997.

(H) The amount shown includes payment of a $225,000 sign-on bonus for Mr. McPhail in 1997, of which a pro-rata portion is repayable in the event of termination during the initial 36 months of employment.

OPTION GRANTS TABLE

     The following table presents information as to stock options granted during the year ended December 31, 1998. The two columns on the right project the amount that could be earned if the Class A Common Stock price appreciates at the annual rates indicated and if the options are held until the expiration dates shown. There is no assurance that any particular level of potential realizable value will actually be earned.

                       OPTION GRANTS FOR FISCAL YEAR 1998

                                                  INDIVIDUAL
                                                    GRANTS
                          -----------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                                           % OF TOTAL                                      AT ASSUMED ANNUAL RATES
                          NUMBER OF         OPTIONS                                            OF STOCK PRICE
                          SECURITIES       GRANTED TO                                         APPRECIATION FOR
                          UNDERLYING       EMPLOYEES        EXERCISE                          OPTION TERM($)(2)
                           OPTIONS         IN FISCAL         PRICE         EXPIRATION    ---------------------------
         NAME              GRANTED            YEAR           ($/SH)           DATE          5%                10%
         ----             ----------       ----------       --------       ----------       --                ---
Roger K. Brooks.......          --               --               --              --           --                --
Mark V. Heitz.........      18,500(1)        12.75%         $31.1875       7/31/2008      362,853           919,540
Gary R. McPhail.......          --               --               --              --           --                --
Thomas C. Godlasky....          --               --               --              --           --                --
Victor N. Daley.......          --               --               --              --           --                --

---------------
(1) These options were granted on July 31, 1998 at the then fair market value of the Company's Class A Common Stock. The options vest and become exercisable in equal installments on the first, second and third anniversaries after the date of grant.

(2) Potential realizable value is based on the assumption that the Common Stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option period. The Company's stock price at the end of the ten-year term for the options are $50.80 and $80.89, for 5% and 10% appreciation, respectively. The numbers are calculated based on requirements promulgated by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise), so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table. The total gain to all shareholders would be $596,933,098 at 5% annual appreciation and $1,512,745,672 at 10% annual appreciation. The gain for the above officer represents less than 0.06% of the gain to all shareholders.

                       OPTION EXERCISES AND VALUES TABLE

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUE

                                                                NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                   SHARES                       OPTIONS AT FY-END(#)              AT FY-END($)(1)
                                  ACQUIRED       VALUE      ----------------------------    ----------------------------
            NAME                 ON EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
            ----                 -----------    --------    -----------    -------------    -----------    -------------
Roger K. Brooks..............        --           --           55,000         110,000              --             --
Mark V. Heitz................        --           --          130,702          42,278         586,596         33,704
Gary R. McPhail..............        --           --           23,333          46,667                             --
Thomas G. Godlasky...........        --           --           20,000          40,000              --             --
Victor N. Daley..............        --           --           13,333          26,667              --             --

---------------
(1) Based on a closing stock price of $22.375 per share on December 31, 1998, the last business day of the Company's fiscal year and the exercise price of in-the-money options multiplied by the number of shares subject to in-the-money options. None of the options were in-the-money at the end of the last completed fiscal year except for Mr. Heitz.

Long-Term Incentive Compensation Plan

     AmerUs Life established a long-term incentive compensation performance share plan effective January 1, 1995 (the "LTIP"). While there was a payout in 1998 to certain Named Executive Officers for awards granted in previous years, the LTIP was discontinued as of 1998 and no awards were made in 1998. The final payout for awards granted in previous years will occur in 2000.

Stock Incentive Plan

     On September 15, 1996, the Company's Board of Directors adopted the AmerUs Life Holdings, Inc. Stock Incentive Plan (the "Stock Plan"). The Stock Plan was approved by the Company's sole shareholder and became effective on December 4, 1996. No grants were made under the Stock Plan until July 28, 1997. The purpose of the Stock Plan is to enable the Company to attract and retain employees and to align employees' interest with the performance of the Company.

     The Stock Plan provides for the grant of options (including incentive stock options and non-qualified stock options), stock appreciation rights and restricted stock awards. No options were granted to Executive Officers in 1998, except for Mr. Heitz. Restricted stock awards were granted to all Executive Officers in 1998, except Mr. Heitz.

Executive Stock Purchase Plan

     In November 1998, the Company adopted the AmerUs Life Holdings, Inc. Executive Stock Purchase Plan (the "Purchase Plan") to encourage direct, long-term ownership of the Company's securities by executive officers and certain senior officers. Under the Purchase Plan, up to $25 million of Class A Common Stock or the Company's 7.00% Adjustable Conversion-rate Equity Securities Units ("ACES Units") could be purchased in open market or negotiated transactions with independent parties. Purchases are to be financed by full recourse personal loans at market interest rates to the participants from a bank. The Company has agreed to guarantee the loans in the event of default, but has recourse to the participants if it incurs a loss under the guarantee. Participants in the Purchase Plan are fully liable for any losses, as well as for the repayment of the loan when it comes due. A total of 49 officers of the Company and its subsidiaries elected to participate in the Purchase Plan.

Savings and Profit Sharing Plans

     Each of the Named Executive Officers, except Mr. Heitz, participates in the All*AmerUs Savings & Retirement Plan (the "Savings & Retirement Plan"), a profit sharing plan containing a qualified cash or deferred arrangement and the All*AmerUs Supplemental Executive Retirement Plan (the "Supplemental Plan"). Mr. Heitz participates in the AmVestors Financial Corporation Employees' Stock Ownership Plan (the "ESOP") and the AmVestors Financial Corporation Money Purchase Plan (the "Money Purchase Plan"). Each of the Named Executive Officers, except Messrs. Heitz and McPhail, also had a frozen benefit under the American Mutual Life Insurance Company Pension Plan (the "AML Frozen Pension Plan"). Additionally, the Named Executive Officers, except Messrs. Daley, Heitz and McPhail, have a frozen benefit under the American Mutual Life Insurance Company Supplemental Pension Plan (the "AML Frozen SERP").

     Under the Savings and Retirement Plan and Supplemental Plan, the Company will contribute 4% of each eligible participating employee's compensation as of the end of a plan year in accordance with plan provisions ("Basic
Contributions"). In addition, the Company will make a maximum matching contribution equal to 5% of an employees' compensation for the first 4% of salary deferral ("Matching Contributions").

     The Company may also contribute to the Savings and Retirement Plan and Supplemental Plan, on behalf of each participating employee who was, as of December 31, 1995, an active participant in either Frozen Pension Plan, a certain percentage of such employee's compensation ("Interim Benefit Supplement") in order to make up any shortfall between the amount to which such employee would have been entitled under either of the Frozen Pension Plans as compared to such employee's projected benefits under the Savings &

Retirement Plan and Supplemental Plan. The amount of the Interim Benefit Supplement made on behalf of any eligible employee is reduced by any discretionary profit sharing contribution allocated to such employee under the Savings & Retirement Plan and the Supplemental Plan.

     Under the Money Purchase Plan, AmVestors Financial Corp. will contribute on behalf of each eligible participant a percentage of compensation (ranging from 5-15%) based on age at plan entry. Mr. Heitz qualifies for a 7.5% annual contribution. AmVestors Financial Corp. shall make a contribution of company stock to the ESOP of an amount determined by the Board not less than the amount needed to provide the trustee with cash consistent to pay maturing obligations under loan. Effective January 1, 1999, the Money Purchase Plan and ESOP merged into the Savings & Retirement Plan, and all named executive officers participate in the restated Savings & Retirement Plan and Supplemental Plan.

Supplemental Pension Agreement

     An agreement between the Company and Mr. Daley provides for monthly retirement income, beginning August 31, 2008, in an amount equal to .2693% of his average monthly earnings multiplied by number of months employed minus the Deductible Amount. The "Deductible Amount" equals an amount calculated by (i) taking 2% of his pensionable earnings for each month that he is employed plus the amount of AmerUs' core and interim benefit supplement contributions to the Savings and Retirement Plan and the Supplemental Plan; (ii) crediting such amounts with an 8% compound annual interest rate; and (iii) taking the aggregate of those amounts on August 8, 2008 and determining the monthly amount that would have been payable under a net single premium life annuity purchased on that date.

Frozen Pension Plans

     Prior to January 1, 1996, AmerUs Life maintained the AML Frozen Pension Plan, which was qualified under Section 401(a) of the Code. The benefits under this plan were curtailed as of December 31, 1995. Retirement benefits under the AML Frozen Pension Plan were based primarily on an employee's years of service and career compensation as of December 31, 1995. All employees' frozen accrued benefits as of December 31, 1995 are fully vested. Active participants in the AML Frozen Pension Plan on December 31, 1995, had the right to receive a distribution of accrued benefits on September 26, 1997, under a one-time irrevocable election as a result of the termination of the AmerUs Retirement Plan. The AmerUs Retirement Plan was established as a "conduit" plan to provide for the spin-off of accrued benefits from the AML Frozen Pension Plan. Upon receipt of assets supporting the accrued benefits of participants electing to receive such benefits by the AmerUs Retirement Plan from the AML Frozen Pension Plan, the AmerUs Retirement Plan was terminated and the assets supporting the accrued benefits were distributed to each participant in the form of: (1) an immediate lump sum payment; (ii) an immediate annuity; or (iii) a rollover into a qualified plan or an individual retirement account. Each of the Named Executive Officers except Messrs. Heitz and McPhail received a distribution of the assets supporting their respective accrued benefits as a result of their election to have such accrued benefits transferred from the AML Frozen Pension Plan to the AmerUs Retirement Plan.

     Prior to January 1, 1996, AmerUs Life also maintained a supplemental retirement plan for certain former employees of Central Life Assurance Company, one of the predecessors to AmerUs Life (the "Frozen SERP"). The benefits under this plan were also curtailed as of December 31, 1995.

     The following table sets forth the frozen accrued monthly benefits payable as a straight life annuity to each of the Named Executive Officers under the Frozen SERP, assuming retirement at age 65 (current normal retirement age):

                                 PENSION TABLE
                            FROZEN ACCRUED BENEFITS

                                                                    MONTHLY
                            NAME                                    BENEFITS
                            ----                                    --------
Roger K. Brooks.............................................        $17,363
Mark V. Heitz...............................................              0
Gary R. McPhail.............................................              0
Thomas C. Godlasky..........................................            671
Victor N. Daley.............................................              0

Employment Agreement

     Mr. Heitz currently is employed pursuant to an employment agreement dated September 19, 1998, which provides a base compensation of $28,125 per month, an annual incentive bonus of up to 100% of annual base compensation assuming certain performance targets are met (up to $150,000 of which can be deferred to purchase stock units with a 100% company match on the third anniversary date of the deferral if Mr. Heitz continues to be employed by AmVestors or an affiliate company), annual stock option grants targeted to produce a Black-Scholes value of approximately 40% of annual base compensation and certain insurance and other fringe benefits. The agreement continues until December 31, 2000.

     The agreement includes a provision pursuant to which Mr. Heitz may elect to receive, in the event of a termination of the agreement by AmVestors or an affiliated company without cause or by Mr. Heitz for "Good Reason", a severance allowance equal to 48 months of his base compensation in effect on the date of termination. For such purposes, a termination by Mr. Heitz for "Good Reason" includes the following reasons: (1) his duties or responsibilities, or his reporting responsibilities, titles or offices are changed or terminated; (2) his monthly base compensation is reduced or (3) he is required without his agreement to be based anywhere other than Topeka, Kansas.

DIRECTOR COMPENSATION

     For their services on the Board, non-employee directors are paid $10,000 per year and $2,000 for each meeting attended. The chairman of each of the Audit, Board Operations, Finance and Strategy, Human Resources, Intercompany Transaction and Investment Committees receives an additional $2,000 per year. Members of the Intercompany Transactions Committee receive an additional $16,000 per year for services on such committee. The schedule of fees paid to non-employee directors in 1998 remained unchanged from 1997.

     Non-employee directors participate in the Non-Employee Director Stock Plan ("Director Plan"), which was approved by the Company's stockholders on December 4, 1996. Under the Director Plan, options to purchase 2,500 shares of the Company's Class A Common Stock are automatically granted to each non-employee director on the first business day of each year beginning in 1998. The exercise price for all non-employee director options granted under the Director Plan is 100% of the fair market value of the shares on the date of grant. All such options become exercisable over a three-year period from the date of grant, assuming continued service on the Board of Directors.

     The Director Plan also provides that non-employee directors may elect to take all or part of their director fees in the Company's Class A Common Stock. Directors making this election will receive the number of shares equal to the dollar amount of director fees which the director has elected to receive in the form of stock, divided by 75% of the fair market value of the stock as of each payment date. Each director making this election must enter into an agreement which restricts the stock from being sold, transferred, pledged or assigned for a period of two years from the purchase date.

                               PERFORMANCE GRAPH

     The following Performance Graph compares the cumulative total shareholder return on the Company's Class A Common Stock for the period from January 28, 1997, the date of the Company's initial public offering, through December 31, 1998 with the cumulative total return of the Russell 2000 stock index and a peer group of companies (the "Peer Group") consisting of thirteen life insurance companies to which the Company has traditionally compared its business and operations: Reliastar Financial Corporation, Protective Life Corporation, Liberty Corporation, Presidential Life Corporation, American Heritage Life Investment Corporation, Kansas City Life Insurance Company, Guarantee Life Companies Inc., American Annuity Group, Inc., ARM Financial Group, Inc., Conseco Inc., Delphi Financial Group, Inc., FBL Financial Group, Inc. and Liberty Financial Companies, Inc. The graph assumes a $100.00 investment on January 28, 1997 and the reinvestment of dividends. The return of the Peer Group is based on the return of each company included therein weighted to reflect each such company's stock market capitalization.

                            CUMULATIVE TOTAL RETURNS
                                PERIOD BEGINNING
                                JANUARY 28, 1997
                                   AND ENDING
                               DECEMBER 31, 1998

                           TOTAL SHAREHOLDER RETURNS

                               [PERFORMANCE GRAPH]


                                  [LINE GRAPH]

--------------------------------------------------------------------------------------------------------------
                                        1/28/97       6/30/97       12/31/97       6/30/98       12/31/98
--------------------------------------------------------------------------------------------------------------
 AmerUs Life Holdings, Inc.             $100.00       $169.59       $225.82        $199.49       $139.02
--------------------------------------------------------------------------------------------------------------
 Peer Group                              100.00        117.48        139.13         153.35        133.21
--------------------------------------------------------------------------------------------------------------
 Russell 2000                            100.00        108.16        119.25         124.81        115.14
--------------------------------------------------------------------------------------------------------------

                           HUMAN RESOURCES COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Human Resources Committee (the "Committee") presently consists of Messrs. Albers, Candlish and Norris, none of whom is an employee of the Company. As part of its duties, the Committee reviews compensation levels of executive officers, evaluates management performance and administers the Company's Management Incentive Plan, Long-Term Incentive Plan and Stock Option Plan. The Committee is assisted by the Company's Human Resources personnel, and from time to time by compensation consulting firms which supply the Committee statistical data and other executive compensation information to permit the Committee to compare the Company's compensation policies against compensation levels nationwide and against programs of other companies of similar size in the Company's industry and geographic area.

     The Company's executive compensation programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving the Company's short- and long-term strategic goals, to link executive compensation and shareholder interests through Company performance- and equity-based plans, and to recognize individual contributions to Company performance.

     Compensation for the Company's executive officers consists of three principal elements; base salary, annual incentive, and long-term incentive. The combination and relative weighting of these elements reflect the Committee's belief that executive compensation should be closely tied to the Company's profitability.

     Base Salary. Executive officer salaries are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions based on statistical data provided by the Company's compensation consultants. Executive officer base salaries are targeted at or below the 50th percentile established by such data in order to place a greater emphasis on Company performance-based components of the compensation package. The Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in market conditions and individual performance and responsibilities. Base compensation for Mr. Roger K. Brooks, the Company's Chairman, President and Chief Executive Officer, was increased from $480,000 to $500,000 for fiscal 1998 and was not increased for fiscal 1999.

     Annual Incentive. The Company's annual incentive program acknowledges Company and individual performance. Generally, awards under the annual program can be paid only if the Company achieves certain pre-approved targets agreed to by the Committee. The annual program is intended to bring the executives' total cash compensation (base salary and annual incentive) to the 50th percentile established by reference to the statistical data discussed above when all Company profitability and individual performance criteria are met. In those circumstances where performance significantly exceeds pre-approved targets, the total cash compensation could exceed the 50th percentile.

     Beginning with awards paid in 1999, participants in the annual incentive program are eligible to defer up to 50% of their annual award to purchase stock units. The Company has agreed to match on the third anniversary of the deferral a certain percentage (determined annually by the Committee) of the stock units purchased provided the participant remains employed by the Company on that date.

     For fiscal 1998, each executive's target bonus under the management incentive program was based on a percentage of the executive's base salary. Once eligibility was established, actual awards were adjusted at the Committee's discretion for individual performance and other Company performance criteria. Based on results of the Company against the pre-determined targets, an award of $100,000 was granted for 1998 performance to Mr. Brooks.

     Long-Term Incentive. The Company has established two separate long-term incentive plan programs -- a Long-Term Incentive Plan based on strategic performance and a Stock Option Plan designed to align the interests of executive officers with those of the Company's shareholders. Under the Company's Stock Option Plan, stock options may be granted to executive officers and other key employees of the Company and AmerUs Life. Upon joining the Company, an individual's initial option grant will be based on the individual's responsibilities and position and upon competitive market information provided by the Company's compensation consultant. Thereafter, the size of any annual stock option award will be based primarily on an individual's responsibilities and the individual's performance and position with the Company. All stock options granted to the Company's executive officers will be granted with an exercise price equal to the fair market value of the Company's Class A Common Stock on the date of grant and will generally vest over three years. Vesting is designed to encourage the creation of stockholder value over the long term since no benefit will be realized from the stock option grant unless the price of the Class A Common Stock rises over a number of years. Mr. Brooks was granted 165,000 options on July 28, 1997. No grant was made to Mr. Brooks in 1998.

     The Long-Term Incentive Plan was implemented in January 1995 for certain senior executive officers of the Company to align the executives' interest and reward with the Company's cumulative GAAP Net Worth growth. Notional shares with a value of $100 as of January 1995 were granted based on a percentage of base salary tied to competitive industry market data provided by compensation consultants. With the adoption of the Stock Option plan, the Committee ceased granting new shares in 1998. Payout in 1999 for shares granted in 1996 under the Long-Term Incentive Plan formula (based upon fiscal year 1998 results of operations) was $352,000 for Mr. Brooks.

     Other elements of executive compensation include participation in a Company-wide medical and insurance benefits plan, and the ability to defer compensation pursuant to a 401(k) plan. The Company presently makes matching contributions for all participants in the 401(k) plan subject to a maximum Company match of 5% for the first 4% of salary deferral. Additionally, a core contribution of 4% of base salary plus annual incentive is contributed to all participants' accounts.

     Mr. Brooks receives no other material compensation or benefits not provided to all executive officers.

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                                          HUMAN RESOURCES COMMITTEE OF THE
                                          BOARD OF DIRECTORS

                                          John R. Albers, Chairman
                                          Malcolm Candlish
                                          John W. Norris, Jr.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

     AmerUs Life, Delta and AmVestors are wholly-owned direct subsidiaries of the Company. The Company is a direct subsidiary of AmerUs Group Co. ("AmerUs Group"), which in turn is a wholly-owned direct subsidiary of AMHC. As a result of such ownership, AMHC, AmerUs Group, the other subsidiaries of AmerUs Group and the Company and its subsidiaries, including AmerUs Life, Delta and AmVestors, have a variety of relationships, certain of which are summarized below. Management believes that the terms of the agreements and transactions described herein are on a basis no less favorable than could be obtained from unaffiliated third parties. As used herein, "AmerUs Affiliated Group" means AMHC and its direct and indirect subsidiaries now or hereafter existing, other than the Company and its subsidiaries.

OWNERSHIP OF VOTING INTERESTS OF THE COMPANY

     AMHC is required by Iowa law to own, directly or indirectly through one or more intermediate holding companies, shares of capital stock of the Company which carry the right to cast a majority of the votes entitled to be cast by all of the outstanding shares of the capital stock at a shareholders' meeting of the Company. All of the issued and outstanding shares of the Company's Class B Common Stock are owned by AmerUs Group.

Additionally, the Company's Amended and Restated Articles of Incorporation provide that no shares of its Class B Common Stock may be owned by any person other than AMHC, a subsidiary of AMHC or another mutual insurance holding company or intermediate holding company as expressly authorized by Iowa law or by the Iowa Commissioner (a "Permitted Class B Holder"). Any proposed amendments to the Company's Amended and Restated Articles of Incorporation are subject to approval by the Iowa Commissioner and the Iowa Attorney General.

INTERCOMPANY AGREEMENT

     AMHC, AmerUs Group and the Company entered into an Amended and Restated Intercompany Agreement dated as of December 1, 1996 (the "Intercompany Agreement"). Pursuant to the Intercompany Agreement, AmerUs Group and certain members of the AmerUs Affiliated Group agreed to, among other things, the following: (i) the grant to the Company and certain of its subsidiaries of a non-exclusive, revocable license to use the AmerUs name and certain trademarks solely in connection with the Company's life insurance business and activities related to such life insurance business; (ii) the indemnification by the Company of members of the AmerUs Affiliated Group and each of their respective officers, directors, employees and agents against certain losses; (iii) the grant by the Company to certain members of the AmerUs Affiliated Group of registration rights with respect to the Class A Common Stock owned by such entities; (iv) the grant of equity purchase rights, under certain conditions, to certain members of the AmerUs Affiliated Group; and (v) the agreement by the Company to provide to the AmerUs Affiliated Group certain management and administrative services with respect to aspects of the business and affairs of the AmerUs Affiliated Group in exchange for payment by AmerUs Group to the Company of $2 million per year in consideration for such services.

AGREEMENTS INVOLVING REAL ESTATE

     The Company and AmerUs Life lease facilities owned by AmerUs Affiliated Group which serve as the Company's and AmerUs Life's executive and home offices. The Company and AmerUs Life currently occupy approximately 224,000 square feet of office space under their lease arrangements with AmerUs Affiliated Group for an aggregate monthly cost of approximately $295,000, which cost includes approximately $1,452,000 in tenant improvements amortized over the term of one of the leases which expires in 2007. The other leases expire in 2001 and 2002. Total rental expense paid to AmerUs Affiliated Group during the year ended December 31, 1998 was $3,205,000.

     AmerUs Life has entered into various limited partnership and joint venture agreements in which AmerUs Affiliated Group or an affiliate serves as general partner. AmerUs Life contributed portions of its joint venture interests to AmerUs Affiliated Group and sold several of these partnership interests to newly formed partnerships in which AmerUs Affiliated Group has an interest. Total proceeds from these sales were $4,739,182 for the year ended December 31, 1998. In addition, AmerUs Life agreed to make loans to the newly formed partnerships in the aggregate amount of up to $6.9 million, of which $3.6 million had been loaned and was outstanding as of December 31, 1998.

     AmerUs Life has also entered into agreements with various partnerships in which AmerUs Affiliated Group has an interest pursuant to which AmerUs Life is obligated to make future capital contribution to such partnerships of up to $16.5 million. As of December 31, 1998, AmerUs Life had a total investment of $7,149,000 in various partnerships and joint ventures in which AmerUs Affiliated Group had an interest.

LOAN SERVICING AGREEMENTS

     AmerUs Life has entered into various loan servicing agreements with members of the AmerUs Affiliated Group. The aggregate expense incurred by AmerUs Life for such services was approximately $1,421,000 for the year ended December 31, 1998.

SERVICE AGREEMENTS

     The Company and AmerUs Life have entered into various cost reimbursement and services agreements with members of the AmerUs Affiliated Group. Pursuant to such agreements, the Company and AmerUs Life provide certain communications, tax, legal, accounting, real estate management, internal audit, human resources, administrative and data processing services to such other parties to the agreements, as requested. The aggregate revenue earned for services performed by the Company and AmerUs Life in accordance with such agreements was approximately $8,750,000 for the year ended December 31, 1998.

PURCHASE OF LOANS AND SECURITIZATION

     AmerUs Life entered into a master agreement of purchase and sale with AmerUs Bank (a former subsidiary) and its successor, dated as of March 5, 1997, under which AmerUs Life would purchase home equity mortgage loans from AmerUs Bank and/or AmerUs Home Equity. AmerUs Life records the purchases of such loans at their purchase price which represents fair market value, which may be different from the seller's carrying value. AmerUs Bank/AmerUs Home Equity would accordingly recognize gain or loss on such transactions. During 1998, AmerUs Life acquired loans with aggregate principal balances at the time of purchase of $175,496,142.

     AmerUs Life entered into an origination agreement with AmerUs Home Equity, dated August 1, 1998, under which AmerUs Life reimburses AmerUs Home Equity for costs to originate home equity loans for AmerUs Life. During 1998, AmerUs Life reimbursed AmerUs Home Equity $671,199 for the origination of $38.2 million of loans.

SALE OF INSURANCE POLICIES

     AmerUs Life entered into an agreement, dated January 1, 1995, with AmerUs Investments, Inc. ("AmerUs Investments"), a wholly-owned subsidiary of AmerUs Bank, to market products of AmerUs Life. Pursuant to this agreement, AmerUs Life pays AmerUs Investments fees in the form of commissions in exchange for generating sales of such products. Total commissions paid to AmerUs Investments were $877,000 for the year ended December 31, 1998.

     AmerUs Life is also party to certain Affiliated Agent Contracts with employees of AmerUs Investments (the "Affiliated Agents") to solicit, sell and service AmerUs Life insurance products, in addition to a Servicing Agreement, dated March 1, 1992, with AmerUs Investments pursuant to which AmerUs Investments agreed to service the business sold by any Affiliated Agent and otherwise supervise its employees who are Affiliated Agents.

     Both of the agreements referred to in this section were terminated in 1998 in connection with the sale of AmerUs Bank to Commercial Federal Corporation on July 31, 1998.

LOANS AND CREDIT SUPPORT TO THE AMERUS AFFILIATED GROUP

     AmerUs Life provided mortgage and construction loan financing to members of the AmerUs Affiliated Group or to a partnership in which a member of the AmerUs Affiliated Group has an ownership interest. The outstanding balance of all such financings was $21 million as of December 31, 1998. AmerUs Life recorded interest income of $3.2 million for the year ended December 31, 1998.

     AmerUs Life guaranteed various borrowings of members of the AmerUs Affiliated Group with an outstanding balance of approximately $13.7 million at December 31, 1998.

     AmerUs Life has outstanding loan commitments to various partnerships in which AmerUs Affiliated Group has an ownership interest. At December 31, 1998, the outstanding loan commitments were approximately $6.9 million.

SALE OF OWNERSHIP INTEREST IN CERTAIN PARTNERSHIPS

     The Company sold as of October 30, 1998 its limited partner ownership interest in Financial Institution Partners L.P. I and its limited partner ownership interest in Financial Institution Partners L.P. II to AmerUs Group Co. for $7,621,067 and $4,312,177, respectively.

SALE OF ACES UNITS

     During the fourth quarter of 1998, AmerUs Group purchased in the open market 451,000 ACES Units at a cost of $10,324,353 and then sold 451,000 ACES Units to the Company for a purchase price of $10,324,353.

LOAN GUARANTEE

     Pursuant to the Purchase Plan, the Company will guarantee personal loans in the aggregate amount of up to $25 million made by a bank to certain members of the Company's management, including the Named Executive Officers. Each participant has agreed to repay the Company for any amounts paid by the Company under the guarantee in accordance with a reimbursement agreement entered into between the participant and the Company. While no securities were purchased by participants pursuant to the Purchase Plan during 1998, $15,422,385 was purchased by participants as of February 28, 1999. As of that date, the outstanding principal balances of the bank loans to the Named Executive Officers which are guaranteed by the Company were as follows: Mr. Brooks $2,467,581; Mr. Heitz $1,028,673; Mr. McPhail $616,895; Mr. Godlasky $832,808; and Mr. Daley $555,205.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and 10 percent holders of the Company's Class A Common Stock to file reports concerning their transactions in, and ownership of the Company's equity securities. Based solely on the review of the Forms 3, 4 and 5 furnished to the Company and certain representations made to the Company, the Company believes that there were no filing deficiencies under Section 16(a) by its directors and executive officers during 1998.

                                   PROPOSAL 2
                             SELECTION OF AUDITORS

     The Board of Directors, acting upon recommendation of the Audit Committee, has appointed the firm of KPMG Peat Marwick LLP to examine the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 1999. The same firm conducted the fiscal 1998 examination. The favorable vote of the holders of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the annual meeting is required for shareholder ratification of this action.

     Representatives from KPMG Peat Marwick LLP will be present at the 1999 annual meeting. The representatives will have the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

                                 OTHER MATTERS

     Neither the Board of Directors nor management intends to bring any matter for action at the 1999 annual meeting of shareholders other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     Under the rules of the Securities and Exchange Commission (the "SEC"), proposals of shareholders intended to be presented at the 2000 annual meeting of shareholders (May 2000) must be received by the Company no later than December 1, 1999, as well as meet the other SEC requirements, in order to be considered for inclusion in the Company's 2000 Annual Meeting Proxy Statement and form of proxy to be mailed in March 2000.

     The Company's By-laws set forth certain procedures which shareholders must follow in order to nominate a director or present any other business at an annual meeting of shareholders. Generally, a shareholder must give timely notice to the Secretary of the Company. To be timely, a shareholder's notice must be delivered or mailed to and received by the Secretary of the Company at the principal office of the Company not less than thirty (30) days prior to the date of the annual meeting; provided, however, that, in the event that less than forty (40) days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A shareholder's notice to the Secretary shall set forth as to each matter that such shareholder proposes to present before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (iii) the class and number of the Company's capital stock that are beneficially owned by such shareholder and (iv) any material interest of such shareholder in such business.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO AMERUS LIFE HOLDINGS, INC., TO THE ATTENTION OF MARTIN P. KETELAAR, DIRECTOR OF INVESTORS RELATIONS, 699 WALNUT STREET, DES MOINES, IA 50309.

                                          By Order of the Board of Directors
                                          /s/ James A. Smallenberger
                                          ----------------------------------
                                          James A. Smallenberger
                                          Senior Vice President
                                          and Secretary

                         AMERUS LIFE HOLDINGS, INC.


          Proxy for Annual Meeting of Shareholders on May 14, 1999 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned shareholder of AmerUs Life Holdings, Inc. (the "Company") appoints Roger K. Brooks, Michael G. Fraizer and James A. Smallenberger, and each of them, with full power of substitution, as proxy to vote all shares of the undersigned in the Company, at the Annual Meeting of Shareholders to be held on May 14, 1999 and at any adjournments thereof (the "Annual Meeting"), with like effect and as if the undersigned were personally present and voting, upon the matters set forth in this proxy card.

         1.       To elect four Directors:
                  Roger K. Brooks
                  Maureen M. Culhane
                  Jack C. Pester
                  John A. Wing

                  [ ]    For       [ ]     Withhold       [ ]    For All Except

         INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.




         2. Proposal to ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company for fiscal year 1999.

                  [ ]    For       [ ]     Against        [ ]    Abstain

         3. Such other matters as may properly come before the Annual Meeting or any adjournments thereof, at the discretion of the proxy holders.


         PROXIES WILL BE VOTED AS DIRECTED OR SPECIFIED, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED (1) FOR THE ELECTION OF NOMINEES ROGER K. BROOKS, MAUREEN M. CULHANE, JACK C. PESTER AND JOHN A. WING TO SERVE AS DIRECTORS, (2) FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS AND (3) FOR OR AGAINST ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AT THE DISCRETION OF THE PROXY HOLDERS. PLEASE BE SURE TO SIGN AND DATE THIS PROXY BELOW.

                                    Dated:                           , 1999
                                          ---------------------------

                                    ---------------------------------------
                                    Shareholder sign above



                                    ---------------------------------------
                                    Co-holder, if any, sign above

         SIGNATURE(S) MUST CORRESPOND EXACTLY WITH NAME(S) AS IMPRINTED HEREON. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such, and if the signer is a corporation, please sign with the full name by a duly authorized officer. If stock is held in the name of more than one person, all named holders must sign the proxy.

         PLEASE VOTE AT ONCE. It is important.


                                    -22-